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                                  UNITED STATES                                                         OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION                                       OMB Number               3235-0058
                             Washington, D.C. 20549                                             Expires:             June 30, 1994
                                                                                                Estimated average burden
                                   FORM 12b-25                                                  hours per response............2.50
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                           NOTIFICATION OF LATE FILING                                                       SEC FILE NUMBER

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(Check One): [_] Form 10-K  [_] Form 20-F  [_] Form 11-K  [X] Form 10-Q  [_] Form N-SAR                        CUSIP NUMBER

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              For Period Ended: June 30, 1997
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:
                                              ----------------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant
                      CARING PRODUCTS INTERNATIONAL, INC.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
                        200 FIRST AVENUE WEST, 2ND FLOOR
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City, State and Zip Code
                            SEATTLE, WASHINGTON 98119

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b)  The subject annual report, semi-annual report, transition report on
[X] Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

               State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

                    See Exhibit A                (Attach Extra Sheets if Needed)
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

William H. Watkinson                     604                    683-4522
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              (Name)                   (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify reports(s).
                                                                 Yes [X]  No [_]

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 Yes [_]  No [X]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, ifappropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                       CARING PRODUCTS INTERNATIONAL, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Dated  August 14, 1997                       By /s/ Susan Schreter
       -----------------------------------      --------------------------------
                                                Susan Schreter, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
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            Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule O-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

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                                                                       EXHIBIT A


Due to the resignation of the Chief Financial Officer of the Company, in the transition of his responsibilities to a new executive the Company has been delayed in preparing its financials for the applicable period.